DOLPHIN                                          Contact:
DIGITAL                                          Pino G. Baldassarre
MEDIA                                            President and Managing Director
                                                 Dolphin Digital Media, Inc.
                                                 416-929-5798
                                                      -or-
                                                 Ron Stabiner
                                                 The Wall Street Group, Inc.
                                                 212-888-4848

FOR IMMEDIATE RELEASE:
----------------------

                 DOLPHIN DIGITAL MEDIA ANNOUNCES RESIGNATION OF
                       CHIEF FINANCIAL OFFICER ENZO TADDEI

TORONTO - October 14, 2008- Dolphin Digital Media, Inc. (OTCBB: DPDM.OB), a developer of unique social networking websites using state-of-the-art biometric identity authentication technology, announced today that Chief Financial Officer and Board Member Enzo Taddei has resigned effective immediately, to pursue other interests in his native country of Spain.

"The Board of Directors and I wish to express our gratitude to Mr. Taddei for his service to the Company and wish him well in his new endeavors," said Pino Baldassarre, President and Managing Director, Dolphin Digital Media, Inc.

While the Company conducts a search for a permanent replacement, Brian Blosser, current Finance Controller of Dolphin Digital Media, Inc., will act as Principal Accounting Officer effective as of October 7, 2008.

Prior to joining Dolphin Digital Media, Inc. in January 2008, Mr. Blosser was the Chief Financial Officer for a national chain of optical stores in Canada. Mr. Blosser gained his designation as a Certified General Accountant in 1986. From 1986 to date, Mr. Blosser has held various financial controller positions with companies ranging from $5 million to $40 million in annual sales.

ABOUT DOLPHIN DIGITAL MEDIA, INC.  (www.dolphindigitalmedia.com)
                                    ---------------------------

Dolphin Digital Media, Inc., formerly Logica Holdings, creates and manages social networking websites for children utilizing state-of the-art biometric identity authentication technology, around Dolphin's core brands of popular television programs for children, including Nickelodeon's top-rated series Zoey 101, Ned's Declassified School Survival Guide, and the mystery movie franchise Roxy Hunter, among many others. As a leading developer of internet safety technology operating in the entertainment, digital media, e-commerce and information technology sectors, there is a common theme among each of the entities that are currently part of Dolphin Digital Media, with a focus on the growing global market for social networking, downloadable entertainment content and branded merchandise sales.

SAFE HARBOR STATEMENT

This press release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for markets and the demand for products. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. Such statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry and competition. The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.


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